EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of May 22, 2007, by and Green Screen Interactive Software, LLC, formerly Green Screen, LLC, a Delaware limited liability company with its offices at 575 Broadway - 6th Floor, New York, NY 10012 ("Employer"), and Evan Gsell, an individual having an address do Peikoff Law Office, 145 Avenue of the Americas, Suite 6A, New York, NY 10013 ("Executive").

In consideration of the premises and the mutual promises and covenants herein contained and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Executive's employment under this Employment Agreement commenced on May 22, 2007 (the "Commencement Date") and will expire on May 21, 2009 (the "Employment Term").

2. Position.

(a) Executive shall serve as the Chief Operating Officer and General Counsel of Employer. Employer and Executive acknowledge and agree that they shall, from time to time, evaluate Executive's duties and responsibilities to determine whether Executive should relinquish one of the two foregoing titles and corresponding responsibilities. In the event after such review, Employer and Executive determine that Executive should relinquish one title and corresponding responsibilities (subject to the mutual agreement of Executive and Employer), this Employment Agreement shall be deemed amended solely to remove one of Executive's titles and corresponding responsibilities.

(b) Executive shall have such management and oversight responsibilities and authority as are necessary to efficiently administer the general operating and legal affairs of the Employer and such other further reasonably related duties, powers and prerogatives as Employer management may delegate to Executive from time to time. Executive shall report to both the Chairman of the Board of Managers of the Employer (the "Board"), currently Ryan Brant, and the President of Employer, currently Mark Seremet.

(c) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder.

3. Base Salary. During the Employment Term, Employer shall pay Executive a base salary at the annual rate of not less than $225,000 (the "Base Salary"). The Base Salary shall be payable in each case in accordance with the usual payroll practices of Employer and shall be subject to review for increase from time to time (but by no later than May 22, 2008) by Employer.

4. Other Compensation.

(a) Bonus. In addition to his Base Salary, Executive shall receive a signing payment of $25,000 upon his signing of this Employment Agreement and an additional $25,000 payment on May 22, 2008. In addition, Executive shall receive a bonus of at least $40,000 for each 12 month period during the Employment Term (such amount to be reevaluated no later than May 22, 2008), paid $10,000 per quarter (paid on August 21, November 21, February 21 and May 21) based on milestones to be agreed upon by Executive and Employer's President.

(b) Equity. Executive is granted by Employer, (i) as of the date of this Employment Agreement, 10,200 Incentive Units, as described in the Limited Liability Operating Agreement of the Employer dated April 1, 2007, as may be amended from time to time (the "LLC Agreement") and (ii) 2,000 Incentive Units granted to Executive during May of 2007 pursuant to Employer's Equity Incentive Program of 2007.

5. Employee Benefits and Vacation.

(a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by Employer from time to time for the benefit of Employer employees, including without limitation, to the senior executives of Employer.

(b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with Employer's policies as may be in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. Executive shall also be entitled to such periods of sick leave as is customarily provided by Employer for its senior executive employees, as well as Employer holidays.

6. Business Expenses. Employer shall pay for or reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with Employer's policies as may be in effect from time to time. The Executive will not incur any unusual or major expenditures without the Employer's prior written approval, including incurring any travel expenses (including the cost of transportation, meals, and lodging) in excess of $4,000 in the aggregate for any one trip. All travel and lodging arrangements shall be made in accordance with Employer's regular policies.

7. Termination. (a) Employer and Executive may terminate Executive's employment at any time for any reason or no reason. If the Executive's employment is terminated by Executive for Good Reason (as defined below) or by Employer for any reason other than Cause (as defined below), the Executive will continue to receive his Base Salary and unpaid portion of the Bonuses and full benefits for the duration of the Employment Term with no obligation of mitigation or offset. Vesting of equity in Employer shall be as described in the LLC Agreement.

(b) Termination for Good Reason. A Termination for Good Reason means a termination of the Employment Term by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event. For purposes of this Employment Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 7(c) hereof):

(i)
Any change of Executive from his position as Chief Operating Office and General Counsel or any material diminution of Executive's duties or responsibilities hereunder (except in each case in connection with the termination of Executive's employment for Cause, or as a result of Executive's death, or as a result of Executive's long term illness or other absence, or in connection with the election of Executive's title as set forth in Section 2(a) above) or, the assignment to Executive of duties or responsibilities that are inconsistent with Executive's position, or in the event Executive reports to someone other than the Employer's Chairman or President;

(ii)	If the Executive is required to regularly render services required pursuant to this Employment Agreement at a location which is outside of the Borough of Manhattan, New York;

(iii)	Any breach by Employer of any material provision of this Employment Agreement; or

(iv)	Failure of any successor to Employer to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of Employer hereunder.

(c) Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 7(b) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given.

(d) Cause. Subject to the notification provisions of Section 7(e) below, Executive's employment (including the Employment Term) hereunder may be terminated by Employer for Cause. For purposes of this Employment Agreement, the term "Cause" shall be limited to:

(i)
the refusal of Executive to follow the proper written direction of the Board, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board;

(ii)
substantial and continuing willful refusal by Executive to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness or for reasons set forth in subsection 7(b)(i) above) after a written demand for substantial performance is delivered to Executive by the Board or its the Chairman, specifically identifying the manner in which it is believed that Executive has substantially and continually refused to attempt to perform his duties hereunder;

(iii)	Executive being convicted of a felony (other than a felony involving a motor vehicle);

(iv)	the breach by Executive of any material fiduciary duty owed by Executive to Employer, or

(v)	Executive's misappropriation or fraud with regard to Employer (other than good faith expense account disputes).

(e) Notice of Termination for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 7(d) relied upon and shall set forth in reasonable detail the facts and circumstances that provide for a basis for Termination for Cause. A Notification for Cause shall include a copy of a resolution duly adopted by at least two-thirds of the membership of the Board finding that, in the good faith opinion of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. Such resolution shall be of no force or effect unless it was adopted at a meeting which was called for the purpose of considering such termination and which Executive and his representative had the right to attend and address the concerns of the Board, and such Cause event is not cured within 10 business days of Executive's receipt of notice thereof. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination.

(f) Termination with Cause or Voluntary Resignation without Good Reason. If Executive's employment (including the Employment Term) hereunder is terminated (i) by Employer for Cause, or (ii) by Executive without Good Reason, Executive shall be entitled to receive only his Base Salary through the date of such termination, any earned but unpaid bonus, and any unreimbursed business expenses payable pursuant to Section 6. Subject to Section 4 hereof, all other benefits (including without limitation restricted stock and options) due Executive following such termination of employment shall be determined in accordance with the plans, policies and practices of Employer and the LLC Agreement, as applicable.

8. Confidentiality/Noncompetition. (a) Employer and Executive acknowledge and agree that the services to be provided by Executive pursuant to this Employment Agreement are unique and extraordinary and, as a result of such employment, Executive will be in possession of confidential information relating to the business practices of Employer. The term "confidential information" shall mean any and all information (verbal and written) relating to the Employer or any of its affiliates, or any of their respective activities, other than general business practices not unique to the Employer but commonly practiced in the interactive entertainment industry and such information which can be shown by the Executive to be in the public domain or otherwise know to the public other than as a result of a breach of this Section 8, including but not limited to information relating to trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing, selling and servicing. Employee agrees that he will not, during or after the termination of employment, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information of the Employer acquired by Executive during his employment by Employer, except as may be required by a court or in connection with any administrative proceeding.

(b) Executive agrees that he shall not, during the period of his employment and for one year thereafter, directly or indirectly take any action which constitutes an interference with or a disruption of any of Employer's business activities, including without limitation, solicitations of Employer's customers or employees. For purposes of clarification, but not of limitation, Executive acknowledges and agrees that the provisions of this Section 8 shall prohibit him from directly or indirectly hiring, offering to hire, enticing, soliciting or in any manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by a representative of the Employer, including the Executive, to discontinue or alter his, her or its relationship with the Employer.

(c) Executive agrees that he shall not, during the period of his employment and for one year thereafter following such employment, directly or indirectly, engage, have an interest in or render any services to any business (whether as an owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with Employer's business activities. This provision shall only apply in the event Executive is receiving at least his Base Salary and Bonus amounts from Employer for the one year period following the end of his employment period.

9. Developments. If at any time or times during Executive's employment, if Executive shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any development, including any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein, whether or not patentable or registerable under copyright, trademark or similar statutes (including but not limited to the Semiconductor Chip Protection Act) or subject to analogous protection that: (a) relates to the actual or anticipated business of the Employer or any customer of or supplier to the Employer or any of the existing or future products or services being developed, manufactured or sold by the Employer or which may be used in relation therewith; or (b) results from tasks assigned to Executive by the Employer; or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Employer, then all such developments and the benefits thereof, including any moral rights related thereto, are and shall immediately become the sole and absolute property of the Employer and its assigns, as works made for hire or otherwise. Executive shall promptly disclose to the Board of Mangers of the Employer (or any persons designated by it) each such development. Executive hereby assigns all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) Executive may have or may acquire in the developments and all benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Employer.

10. Miscellaneous.

(a) Governing Law/Venue. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws. Executive agrees to and does hereby submit to the exclusive jurisdiction before any state or federal court located in New York County, New York in connection with any claims, disputes or disagreements regarding this Employment Agreement.

(b) Entire Agreement and Amendment. This Employment Agreement and the instruments contemplated or referred to herein (including the LLC Agreement), contain the entire understanding of the parties with respect to the employment of Executive by Employer from and after the date hereof and supersede any prior employment agreements between Employer and Executive. For clarity, the LLC Agreement is not superseded by this Employment Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Employment Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Employment Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Employment Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of Employer, as the case may be.

(d) Assignment. This Employment Agreement shall not be assignable by Executive. This Employment Agreement shall be assignable by Employer only to an acquiror of all or substantially all of the assets of Employer, provided such acquiror promptly assumes all of the obligations hereunder of Employer in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption.

(e) Successors; Binding Agreement; Third Party Beneficiaries. This Employment Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

(f) Communications. For the purpose of this Employment Agreement, notices and all other communications provided for in this Employment Agreement shall be in writing and shall be deemed to have been duly given (i) when hand delivered, or (ii) two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Employment Agreement, provided that all notices to Employer shall be directed to the attention of the General Counsel of Employer, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

(g) Withholding Taxes. Employer may withhold from any and all amounts payable under this Employment Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

(i) Counterparts. This Employment Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j) Headings. The headings of the sections contained in this Employment Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Employment Agreement.

(k) Executive's Representation. Executive represents and warrants to Employer that there is no legal impediment to him performing his obligations under this Employment Agreement and neither entering into this Employment Agreement nor performing his contemplated service hereunder will violate any agreement to which he is a party or any other legal restriction.

ACCEPTED AND AGREED.

GREEN SCREEN INTERACTIVE SOFTWARE, LLC

By:	/s/ Mark Seremet
Mark Seremet
President

/s/ Evan Gsell
Evan Gsell